UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010

FSP 303 EAST WACKER DRIVE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-53165	20-8061759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880-6210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

FSP 303 East Wacker Drive Corp. (the “Registrant”) is a Delaware corporation formed to purchase, own and operate a twenty-eight story multi-tenant office tower containing approximately 859,187 rentable square feet of office and retail space and a 294-stall underground parking garage located in downtown Chicago, Illinois (the “Property”).  The Registrant operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The Registrant acquired the Property through FSP 303 East Wacker Drive LLC (the “Property Owner”), a wholly-owned subsidiary of the Registrant.  The sole business of the Property Owner is to own and operate the Property.

The Property Owner and Groupon Inc. (“Groupon”) are parties to a License Agreement dated November 24, 2010, as amended by a First Amendment to License Agreement dated January 7, 2011, as further amended by a Second Amendment to License Agreement dated February 15, 2011 (as so amended, the “License Agreement”), whereby the Property Owner grants to Groupon and Groupon accepts from the Property Owner a license to utilize certain office space located at the Property containing an aggregate of 196,189 square feet of rentable area, or approximately 22.8% of the Property’s rentable area. The office space at the Property that is subject to the License Agreement consists of the entireties of floors 4, 7, 23, 24 and 25, and a portion of floors 3 and 26. The expiration date of the term of the License Agreement is May 31, 2012. Groupon is required to pay the Property Owner $441,425.25 per month for each month of the term of the License Agreement.

The License Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the License Agreement is qualified in its entirety by the complete text of the License Agreement filed herewith.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FSP 303 EAST WACKER DRIVE CORP.

Date: February 22, 2011	By:	/s/ George J. Carter
George J. Carter
President

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EXHIBIT INDEX

Exhibit No.	Description

10.1	License Agreement dated November 24, 2010 by and between FSP 303 East Wacker Drive LLC and Groupon Inc., as amended by First Amendment to License Agreement dated January 7, 2011, as further amended by Second Amendment to License Agreement dated February 15, 2011

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